NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1

CORELOGIC REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS
Record Levels of Revenue, Operating and Net Income and EPS Delivered

•	Revenues up 9.7% to $427.0 million fueled by double-digit growth in Mortgage Origination Services (MOS) and Data and Analytics (D&A) segments.

•
Operating and net income from continuing operations up 1.2% to $68.4 million and up 9.0% to $44.9 million, respectively reflecting higher revenues, operating leverage benefits and cost reduction programs.

•	Adjusted EBITDA up 6.0% to $132.7 million; adjusted EBITDA margin of 31.1%.

•	Diluted EPS from continuing operations up 17.9% to $0.46 per share. Adjusted EPS of $0.56, up 21.7%.

•	Full-year common share repurchase target raised from 5 to 8 million common shares.

•	Marshall & Swift/Boeckh (MSB), DataQuick Information Systems (DataQuick) and Bank of America's flood and tax processing operations to expand D&A and MOS segments.

Irvine, Calif., July 24, 2013 - CoreLogic (NYSE:CLGX), a leading residential property information, analytics and services provider, today reported financial results for the quarter ended June 30, 2013.

“CoreLogic delivered outstanding financial results in the second quarter and first half of 2013. Our MOS and D&A segments continue to grow at double-digit rates through a combination of product and service innovation, operating leverage and market share gains," said Anand Nallathambi, President and Chief Executive Officer of CoreLogic. “Importantly for the future, we continue to aggressively reinvest in strategic growth areas and our technology transformation initiative. The acquisition of MSB and DataQuick, once it closes, will expand our footprint in property and casualty insurance and add additional scale to our D&A segment. We are also excited to be able to provide flood and tax processing services to Bank of America in line with our long-stated business imperative of driving scale and operating leverage in our MOS segment.”

“Our second quarter financial results demonstrate the impact of our relentless focus on delivering against the key elements of our strategic business plan. We continue to grow and scale up D&A and MOS, boost profit margins and drive free cash flow,” added Frank Martell, Chief Financial Officer of CoreLogic. “Our strong margin and cash flow profile provides the financial flexibility to complete the recently-announced acquisitions and, at the same time, significantly increase the return of capital to our shareholders by expanding our 2013 repurchase program to at least 8 million shares.”

Second Quarter Financial Highlights

Consolidated second quarter revenues increased 9.7% to $427.0 million. MOS revenues grew 24.6% to $184.4 million as a result of higher demand for credit reports, tax services and flood certifications as well as market share gains by the credit and tax services businesses. D&A revenues rose 11.2% to $169.0 million driven principally by higher demand for property-related information and analytics as well as advisory services related to assisting clients with regulatory compliance. Asset Management and Processing Services segment (AMPS) revenues of $80.1 million were down 14.5% reflecting a double-digit drop in market volumes of delinquent loans and foreclosure starts as well as the impact of the exit of unprofitable product lines over the past twelve months.

Operating income totaled $68.4 million for the second quarter of 2013 compared with $67.6 million for the second quarter of 2012. The 1.2% increase in operating income was principally attributable to revenue gains in the MOS and D&A segments and improved MOS operating leverage which more than offset the impact of lower AMPS revenues as well as one-time transaction fees of $4.2 million related to the Company's recently announced acquisitions and investments of $6.4 million in the Technology Transformation Initiative (TTI). Second quarter 2012 operating income included the benefit of approximately $7.0 million related to the settlements of intellectual property (IP) claims asserted by CoreLogic, partially offset by $3.1 million in one-time costs related primarily to the TTI launch.

Second quarter 2013 operating income margin was 16.0% which included the impact of TTI and one-time acquisition costs discussed above (248 basis points of operating income margin) compared with 17.4% for the second quarter of 2012. Second quarter 2012 operating income margins also included net benefits of $3.9 million (100 basis points of operating income margin) related to the IP settlements discussed previously. Excluding the effects of non-recurring items, positive operating margin trends reflect the benefit of a shift in business mix toward higher margin MOS and D&A revenues as well as ongoing cost reductions programs. Second quarter 2013 cost reductions related to the Company's Project 30 program were approximately $5.8 million. Project 30 cost savings relate primarily to workforce productivity and cuts in spending on real estate and outside services.

Net income from continuing operations totaled $44.9 million, up 9.0% from the prior year. Diluted earnings per share (EPS) from continuing operations totaled $0.46 for the second quarter of 2013, up 17.9% from $0.39 in the second quarter of 2012. Adjusted diluted EPS totaled $0.56, which represented a $0.10 or 21.7% increase over the same 2012 period. Increases in EPS and adjusted EPS reflect higher revenue and profit margins as well as the impact of share repurchases during 2012 and the first quarter of 2013.

Adjusted EBITDA totaled $132.7 million in the second quarter 2013, up $7.6 million or 6.0% from the second quarter of 2012. Second quarter 2012 adjusted EBITDA included the previously discussed benefit of $7.0 million related to the settlements of IP claims which has no 2013 counterpart. Second quarter 2013 adjusted EBITDA margin was 31.1%. MOS adjusted EBITDA increased 12.8% to $73.2 million compared with prior-year levels driven by higher volumes processed and market share gains. D&A adjusted EBITDA totaled $52.5 million, a 1.2% decrease from second quarter 2012 as double-digit revenue growth largely offset the year-on-year trend impact of the 2012 IP settlement benefit and continued reinvestment in new product and service capabilities. Adjusted EBITDA attributable to AMPS was $18.8 million, 13.1% below prior-year levels as cost reduction programs partially offset the impact of lower revenues.

Liquidity and Capital Resources

At June 30, 2013, the Company had cash and cash equivalents of $176.6 million compared with $148.9 million at December 31, 2012. Year-to-date 2013 free cash flow (FCF) totaled $114.4 million, which represented 46.0% of adjusted EBITDA. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets.

Total debt as of June 30, 2013 was $788.8 million, down $3.6 million from December 31, 2012. As of June 30, 2013, the Company had available capacity on its revolving credit facility of $500 million.

Subsequent to the close of the second quarter, the Company purchased assets and platforms related to Bank of America's flood zone determination and tax processing services operations. The consideration paid to acquire these assets and operating platforms totaled $62.5 million which was funded by cash on hand. The Company also announced the pending acquisition of MSB and DataQuick for $661.0 million. This transaction is expected to close during the third quarter of 2013 and is subject to customary closing conditions including regulatory clearance.

2013 Financial Guidance

Based on current revenue and volume trends within CoreLogic's operating segments, projected Project 30 cost savings and TTI investments, and seasonality, the Company expects to generate revenues between $1.575 and $1.6 billion and adjusted EBITDA of $460 - $475 million. These ranges are consistent with the Company's full year

2013 financial guidance issued on January 31st. As a result of expected improvements in net income and the increase in the Company's share repurchase program, previous adjusted EPS guidance of $1.65 - $1.75 is being increased to $1.70 - $1.80.

Updated guidance assumes a $1.55 trillion originations market, a 15% reduction in the market volume of delinquent loans and foreclosure starts and 8 million common shares repurchased during 2013.

The guidance ranges discussed previously exclude the impact of the acquisition of Bank of America's flood and tax processing operations and the pending acquisition of MSB and DataQuick. The Company plans to issue updated guidance including the impact of these transactions following the closing of the acquisition of MSB and DataQuick, which is expected during the third quarter of 2013.

Teleconference/Webcast

CoreLogic management will host a live webcast and conference call on Thursday, July 25, 2013, at 8:00 a.m. Pacific time (11:00 a.m. Eastern Time) to discuss these results. All interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com. Alternatively, participants may use the following dial-in numbers: 1-877-474-9505 for U.S./Canada callers or 857-244-7558 for international callers. The Conference ID for the call is 60364162.

Additional detail on the Company's second quarter results is included in the quarterly financial supplement, available on the Investor Relations page at http://investor.corelogic.com.

A replay of the webcast will be available on the CoreLogic investor website for 30 days and also through the conference call number 1-888-286-8010 for U.S./Canada participants or 617-801-6888 for international participants using Conference ID 96937273.

Media Contact: Alyson Austin, office phone: 949-214-1414, e-mail: alaustin@corelogic.com
Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com

About CoreLogic
CoreLogic (NYSE: CLGX) is a leading property information, analytics and services provider in the United States and Australia. The Company's combined data from public, contributory and proprietary sources includes over 3.3 billion records spanning more than 40 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, transportation and government. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed services. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif., CoreLogic operates in seven countries. For more information, visit www.corelogic.com.

Safe Harbor / Forward Looking Statements
Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's overall financial performance, including future revenue and profit growth, future margin improvement, future adjusted EBITDA and adjusted EPS performance, and future free cash flow generation and margin expansion; our ability to meet our 2013 business, strategic growth and financial objectives; the Company's full-year expected results and 2013 financial guidance; estimated future cost savings and the impact thereof; mortgage and housing market trends, including mortgage origination and mortgage delinquency volumes; net operating expense reductions, expected non-recurring cash and non-cash charges; targeted cost reductions including Project 30 and the Technology Transformation Initiative; the anticipated benefits of the acquisitions of MSB, DataQuick, and Bank of America's flood and tax processing operations to the Company's 2013 financial results and the expected timing thereof; and our plans to continue to return capital to shareholders through our 2013 share repurchase program, including the expected number of shares expected to be repurchased. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include failure to consummate or delay in consummating the transaction if required closing conditions or regulatory clearances are not satisfied or for any other reason; failure to successfully integrate the operations, technology, infrastructure and employees of MSB, DataQuick and Bank of America's flood and tax processing operations into our Data & Analytics and Mortgage Origination Services segments; and the additional risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as amended or updated by our Quarterly Reports on Form 10-Q. These additional risks and uncertainties include but are not limited to: limitations on access to or increase in prices for data from various external sources; government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including the Consumer Financial Protection Bureau and with respect to the use of public records and consumer data; compromises in the security of our data transmissions, including the transmission of confidential information or systems interruptions; difficult conditions in the mortgage and consumer lending industries and the economy generally, together with our customer concentration and the impact of these factors thereon; our growth strategy and cost reduction plan and our ability to significantly decrease future allocated costs and other amounts in connection therewith; risks related to the outsourcing of services and our international operations; the inability to control the operations and dividend policies of our partially-owned affiliates; impairments in our goodwill or other intangible assets; and the restrictive covenants in the agreements governing certain of our outstanding indebtedness. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
This press release contains certain non-GAAP financial measures which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included in this press release. The Company is not able to provide a reconciliation of projected adjusted EBIDTA or projected adjusted earnings per share, where provided, to expected results due to the unknown effect, timing and potential significance of special charges or gains.

The Company believes that its presentation of non-GAAP measures, such as adjusted EBITDA and adjusted EPS provides useful supplemental information to investors and management regarding CoreLogic's financial condition and results. Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, non-cash stock compensation, non-operating gains/losses and other one-time adjustments plus pretax equity in earnings of affiliates. Adjusted net income is defined as income from continuing operations before equity earnings of affiliates, adjusted for non-cash stock compensation, non-operating gains/losses, and other adjustments plus pretax equity in earnings of affiliates, tax affected at an assumed effective tax rate of 40%. Adjusted EPS is derived by dividing adjusted net income by diluted weighted shares. Other firms may calculate non-GAAP measures differently than CoreLogic, which limits comparability between companies.

(Additional Financial Data Follow)

CORELOGIC, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
UNAUDITED

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2013	2012	2013	2012
Operating revenues	$426,972	$389,361	$824,141	$747,462
Cost of services (excluding depreciation and amortization shown below)	221,333	205,724	437,360	403,389
Selling, general and administrative expenses	102,429	85,170	193,481	170,887
Depreciation and amortization	34,824	30,905	69,638	60,397
Total operating expenses	358,586	321,799	700,479	634,673
Operating income	68,386	67,562	123,662	112,789
Interest expense:
Interest income	685	761	1,455	1,462
Interest expense	12,438	14,095	24,813	28,938
Total interest expense, net	(11,753)	(13,334)	(23,358)	(27,476)
Gain/(loss) on investments and other, net	399	(1,252)	3,198	389
Income from continuing operations before equity in earnings of affiliates and income taxes	57,032	52,976	103,502	85,702
Provision for income taxes	21,517	23,578	42,575	36,816
Income from continuing operations before equity in earnings of affiliates	35,515	29,398	60,927	48,886
Equity in earnings of affiliates, net of tax	9,345	11,745	18,132	21,215
Net income from continuing operations	44,860	41,143	79,059	70,101
(Loss)/income from discontinued operations, net of tax	(1,310)	983	(1,966)	(7,985)
Gain/(loss) from sale of discontinued operations, net of tax	—	466	—	(2,987)
Net income	43,550	42,592	77,093	59,129
Less: Net loss attributable to noncontrolling interests	—	(65)	(26)	(158)
Net income attributable to CoreLogic	$43,550	$42,657	$77,119	$59,287
Amounts attributable to CoreLogic stockholders:
Net income from continuing operations	$44,860	$41,208	$79,085	$70,259
(Loss)/income from discontinued operations, net of tax	(1,310)	983	(1,966)	(7,985)
Gain/(loss) from sale of discontinued operations, net of tax	—	466	—	(2,987)
Net income attributable to CoreLogic	$43,550	$42,657	$77,119	$59,287
Basic income/(loss) per share:
Net income from continuing operations	$0.47	$0.39	$0.82	$0.66
(Loss)/income from discontinued operations, net of tax	(0.01)	0.01	(0.02)	(0.08)
Gain/(loss) from sale of discontinued operations, net of tax	—	—	—	(0.03)
Net income attributable to CoreLogic	$0.46	$0.40	$0.80	$0.55
Diluted income/(loss) per share:
Net income from continuing operations	$0.46	$0.39	$0.81	$0.66
(Loss)/income from discontinued operations, net of tax	(0.01)	0.01	(0.02)	(0.07)
Gain/(loss) from sale of discontinued operations, net of tax	—	—	—	(0.03)
Net income attributable to CoreLogic	$0.45	$0.40	$0.79	$0.56
Weighted-average common shares outstanding:
Basic	95,516	105,895	96,315	106,245
Diluted	97,180	106,468	98,120	106,886

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in thousands, except par value)	June 30,	December 31,
Assets	2013	2012
Current assets:
Cash and cash equivalents	$176,591	$148,858
Marketable securities	22,430	22,168
Accounts receivable (less allowance for doubtful accounts of $19,054 and $21,643 as of June 30, 2013 and December 31, 2012, respectively)	264,065	255,148
Prepaid expenses and other current assets	50,617	50,036
Income tax receivable	—	14,084
Deferred income tax assets, current	99,741	98,836
Assets of discontinued operations	791	794
Total current assets	614,235	589,924
Property and equipment, net	181,729	186,617
Goodwill, net	1,486,207	1,504,232
Other intangible assets, net	155,724	171,584
Capitalized data and database costs, net	316,288	322,289
Investment in affiliates, net	99,484	94,227
Restricted cash	20,025	22,117
Other assets	150,267	138,837
Total assets	$3,023,959	$3,029,827
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$171,027	$157,190
Accrued salaries and benefits	81,504	114,165
Income taxes payable	12,234	—
Deferred revenue, current	232,643	242,282
Current portion of long-term debt	5,081	102
Liabilities of discontinued operations	4,028	3,352
Total current liabilities	506,517	517,091
Long-term debt, net of current	783,731	792,324
Deferred revenue, net of current	345,381	309,418
Deferred income tax liabilities, long term	76,908	71,361
Other liabilities	161,778	168,687
Total liabilities	1,874,315	1,858,881

Equity:
CoreLogic stockholders' equity:
Preferred stock, $0.00001 par value; 500 shares authorized, no shares issued or outstanding
Common stock, $0.00001 par value; 180,000 shares authorized; 95,604 and 97,698 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	1	1
Additional paid-in capital	808,416	866,720
Retained earnings	395,213	318,094
Accumulated other comprehensive loss	(53,986)	(15,514)
Total CoreLogic stockholders' equity	1,149,644	1,169,301
Noncontrolling interests	—	1,645
Total equity	1,149,644	1,170,946
Total liabilities and equity	$3,023,959	$3,029,827

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
UNAUDITED

	For the Six Months Ended
	June 30,
(in thousands)	2013	2012
Cash flows from operating activities:
Net income	$77,093	$59,129
Less: Loss from discontinued operations, net of tax	(1,966)	(7,985)
Less: Loss from sale of discontinued operations, net of tax	—	(2,987)
Net income from continuing operations	79,059	70,101
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	69,638	60,397
Provision for bad debt and claim losses	8,733	11,205
Share-based compensation	16,933	9,031
Excess tax benefit related to stock options	(2,652)	(109)
Equity in earnings of affiliates, net of taxes	(18,132)	(21,215)
Loss on sale of property and equipment	—	960
Loss on early extinguishment of debt	—	353
Deferred income tax	3,737	903
Gain on investments and other, net	(3,198)	(389)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(5,721)	(26,187)
Prepaid expenses and other current assets	(341)	878
Accounts payable and accrued expenses	(26,417)	2,257
Deferred revenue	26,252	(1,892)
Income taxes	15,086	47,154
Dividends received from investments in affiliates	23,868	37,219
Other assets and other liabilities	(18,883)	(7,599)
Net cash provided by operating activities - continuing operations	167,962	183,067
Net cash (used in)/provided by operating activities - discontinued operations	(1,288)	9,490
Total cash provided by operating activities	$166,674	$192,557
Cash flows from investing activities:
Purchases of capitalized data and other intangible assets	(18,928)	(15,397)
Purchases of property and equipment	(34,672)	(24,939)
Cash paid for acquisitions, net of cash acquired	(6,852)	—
Purchases of investments	(2,351)	—
Proceeds from sale of subsidiary and other decreases in noncontrolling interest, net	800	—
Proceeds from sale of property and equipment	—	1,832
Change in restricted cash	2,093	123
Net cash used in investing activities - continuing operations	(59,910)	(38,381)
Net cash used in investing activities - discontinued operations	—	(4,745)
Total cash used in investing activities	$(59,910)	$(43,126)
Cash flows from financing activities:
Proceeds from long-term debt	551	—
Repayment of long-term debt	(4,423)	(113,825)

Proceeds from issuance of stock related to stock options and employee benefit plans	7,119	768
Minimum tax withholding paid on behalf of employees for restricted stock units	(6,680)	(2,577)
Shares repurchased and retired	(75,676)	(28,744)
Distribution to noncontrolling interests	—	(10)
Excess tax benefit related to stock options	2,652	109
Net cash used in financing activities - continuing operations	(76,457)	(144,279)
Net cash provided by financing activities - discontinued operations	—	2
Total cash used in financing activities	$(76,457)	$(144,277)
Effect of exchange rate on cash	(2,574)	—
Net increase in cash and cash equivalents	27,733	5,154
Cash and cash equivalents at beginning of period	148,858	259,266
Less: Change in cash and cash equivalents - discontinued operations	(1,288)	4,747
Plus: Cash swept to discontinued operations	(1,288)	—
Cash and cash equivalents at end of period	$176,591	$259,673

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EBITDA

	For the three months ended June 30, 2013
(in thousands)	Data & Analytics	Mortgage Origination Services	AMPS	Corporate	Elim	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$31,377	$48,870	$17,951	$(41,166)	$—	$57,032
Pretax equity in earnings	546	14,415	—	173	—	15,134
Depreciation & amortization	19,176	7,244	670	7,734	—	34,824
Total interest expense	(133)	136	—	11,750	—	11,753
Stock-based compensation	1,542	2,509	182	4,558	—	8,791
Efficiency investments	—	—	—	1,013	—	1,013
Transaction costs	—	—	—	4,151	—	4,151
Adjusted EBITDA	$52,508	$73,174	$18,803	$(11,787)	$—	$132,698

	For the three months ended June 30, 2012
(in thousands)	Data & Analytics	Mortgage Origination Services	AMPS	Corporate	Elim	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$32,322	$38,042	$19,860	$(37,368)	$120	$52,976
Pretax equity in earnings	572	18,533	—	118	—	19,223
Depreciation & amortization	18,676	6,962	1,811	3,576	(120)	30,905
Total interest expense	703	78	(70)	12,623	—	13,334
Stock-based compensation	1,128	1,274	32	2,243	—	4,677
Non-operating investment (gains)/losses	(268)	—	—	1,246	—	978
Efficiency investments	—	—	—	3,053	—	3,053
Adjusted EBITDA	$53,133	$64,889	$21,633	$(14,509)	$—	$125,146

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED DILUTED EPS

	For the three months ended June 30, 2013
(in thousands, except per share amounts)	Data & Analytics	Mortgage Origination Services	AMPS	Corporate	Elim	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$31,377	$48,870	$17,951	$(41,166)	$—	$57,032
Pretax equity in earnings	546	14,415	—	173	—	15,134
Stock-based compensation	1,542	2,509	182	4,558	—	8,791
Efficiency investments	—	—	—	1,013	—	1,013
Transaction costs	—	—	—	4,151	—	4,151
Accelerated depreciation on TTI	—	—	—	4,375	—	4,375
Adjusted pretax income from continuing operations	$33,465	$65,794	$18,133	$(26,896)	$—	$90,496
Tax provision (40% rate)						36,198
Less: Net loss attributable to noncontrolling interests						—
Adjusted net income attributable to CoreLogic						$54,298
Weighted average diluted common shares outstanding						97,180
Adjusted diluted EPS						$0.56

	For the three months ended June 30, 2012
(in thousands, except per share amounts)	Data & Analytics	Mortgage Origination Services	AMPS	Corporate	Elim	CoreLogic
Income from continuing operations before equity in earnings of affiliates and income taxes	$32,322	$38,042	$19,860	$(37,368)	$120	$52,976
Pretax equity in earnings	572	18,533	—	118	—	19,223
Stock-based compensation	1,128	1,274	32	2,243	—	4,677
Non-operating investment (gains)/losses	(268)	—	—	1,246	—	978
Efficiency investments	—	—	—	3,053	—	3,053
Adjusted pretax income from continuing operations	$33,754	$57,849	$19,892	$(30,708)	$120	$80,907
Tax provision (40% rate)						32,363
Less: Net income attributable to noncontrolling interests						(65)
Adjusted net income attributable to CoreLogic						$48,609
Weighted average diluted common shares outstanding						106,468
Adjusted diluted EPS						$0.46